Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 333-180809 on Form S-8 and Registration Statement No. 333-201442 on Form S-3, of our reports dated March 15, 2016, relating to the consolidated financial statements of ImageWare Systems, Inc. and the effectiveness of ImageWare Systems, Inc.’s internal control over financial reporting, as of December 31, 2015, included in this Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
March 15, 2016